Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2019
Spokane Valley, WA— April 10, 2019 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the quarter ended March 30, 2019.
For the third quarter of fiscal year 2019, Key Tronic expects to report revenue of approximately $108 million, which is below previous guidance. The lower revenue is primarily a result of reduced orders from two large, longstanding customers. One of these customers needed to lower its inventory in the third quarter, but expects a rebound in demand in the fourth quarter; the other large customer is managing inventory as it is transitioning its production from Key Tronic’s China facilities to Key Tronic’s Mexico facilities. In addition, there were unanticipated delays in the launch of production for two new customers in the third quarter. The Company expects both of these new programs to contribute significant revenue in the fourth quarter.
Due to its strategic investments in increased operational efficiencies in recent periods, the Company was able to reduce its workforce by approximately 10%, resulting in a severance charge of $1.0 million or $0.07 per share in the third quarter of fiscal year 2019. The resultant cost reduction is expected to reduce annual manufacturing and operating expenses by approximately $3 million annually. Due to accounting requirements, the Company will write down its goodwill and intangibles by approximately $12.3 million in the third quarter of fiscal year 2019.
As a result of the revenue shortfall, severance costs and the goodwill and intangibles write down, the Company expects to report a loss for the third quarter of fiscal year 2019 in the range of ($1.10) to ($1.20) per share. Excluding the goodwill and intangibles write down and severance costs, the Company would have expected a profit for the third quarter of fiscal year 2019 in the range of $0.01 to $0.03 per share, despite the significant shortfall in revenue in the third quarter.
The Company plans to report its complete results for the third quarter of fiscal year 2019 on April 30, 2019.
For the fourth quarter of fiscal year 2019, Key Tronic expects to report revenue in the range of $115 million to $120 million, earnings per share in the range of $0.10 to $0.20, and expects to report 10% growth in revenue for fiscal year 2019 when compared to fiscal year 2018.

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2019, effects of recent tax reform measures, business from new customers and programs, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

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